EXHIBIT 99.1

Investor Update Issued by Two Rivers Water & Farming Company

Two Rivers Issues Its June 30, 2018 10Q

Yesterday, Two Rivers Water & Farming Company posted its quarterly financial information to the SEC - Form 10Q. There is one important development in our financial reporting.

Since the inception of GrowCo in May 2014, Two Rivers has consolidated GrowCo’s financial information into Two Rivers’ financial reporting. Effective April 1, 2018, Two Rivers has ended the consolidation of GrowCo for financial statement purposes. This deconsolidation occurred due to U.S. generally accepted accounting principles (GAAP).

The deconsolidation of GrowCo and its subsidiaries from the Two Rivers’ financial statements is complex and subject to specific accounting rules governing the elimination of an entity. Without getting mired in the specific detail, the elimination process resulted in a non-cash gain of $12,773,000 to Two Rivers. It is important to note that this does NOT represent the receipt of any current or future cash flow to Two Rivers Water and Farming.

Two Rivers still owns 10,000,000 shares of GrowCo. There are also 10,000,000 GrowCo shares held in escrow for the benefit to Two Rivers shareholders as of four record dates in 2015. If an effective registration statement is filed for these shares, then these shares will be distributed. The escrow shares are controlled by GrowCo’s board. Two Rivers do not have a representative on GrowCo’s board. According to GrowCo, as of June 30, 2018, there are 34,343,000 shares of GrowCo outstanding.

Two Rivers also owns approximately 1/6 of the greenhouse, warehouse, and infrastructure known as GrowCo Partners 1, LLC (GCP1). Two Rivers is also accounting for its GCP1 investment under the equity method.

Management continues with their strategy to redevelop its water assets in the two rivers basin of the Cucharas and Huerfano Rivers in southeast Colorado.